EXHIBIT 23.1
                INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Ryan's Family Steak Houses, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-8 of Ryan's Family Steak Houses, Inc. Incentive Stock Option Plan (No. 2-83987), Ryan's Family Steak Houses, Inc. 1987 Stock Option Plan (No. 33-15924), and Ryan's Family Steak Houses, Inc. 1991 Stock Option Plan (No. 33-53834) of our report dated January 24, 1996, except for note 12 as to which the date is March 13, 1996, relating to the consolidated balance sheets of Ryan's Family Steak Houses, Inc. and subsidiaries as of January 3, 1996 and December 28, 1994, and the related consolidated statements of earnings and cash flows for each of the years in the three-year period ended January 3, 1996, which report is incorporated by reference in the 1995 annual report on Form 10-K of Ryan's Family Steak Houses, Inc.



Greenville, South Carolina



KPMG Peat Marwick LLP



March 29, 1996